UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 12, 2009
AMERICAN SHARED HOSPITAL SERVICES
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	1-08789 (Commission File Number)	94-2918118 (IRS Employer Identification No.)
Four Embarcadero Center, Suite 3700, San Francisco, CA 94111
(Address of principal executive offices)
Registrant’s telephone number, including area code 415-788-5300

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
     On March 12, 2009, the Board of Directors of American Shared Hospital Services (the “Company”) approved the First Amendment (the “Amendment”) to its existing shareholder rights plan dated as of March 22, 1999, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”). The Amendment extends the final expiration date on which the Rights (as defined in the Rights Agreement) are exercisable until the close of business on April 1, 2019. The Amendment also provides that each Right will entitle the holder thereof to purchase from the Company one-tenth of a share of the Company’s common stock, no par value, at an initial exercise price of $0.950. The foregoing description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment attached hereto and incorporated by reference and to the Rights Agreement.
     The Board of Directors desires to maintain for shareholders the benefits of the existing rights plan. The purpose of the plan is to discourage the use of coercive takeover tactics against the Company and to permit the Board, in the event of an acquisition proposal, to negotiate a fair and adequate price and terms that are in the best interest of shareholders. The Amendment was adopted because the existing rights plan is scheduled to expire in less than one month. The Company is not aware of an actual or threatened hostile acquisition proposal except as described in the next succeeding paragraph.
     During the past eighteen months, the Company has discussed from time to time with two different parties the possible sale of its 81% interest in GK Financing LLC (“GKF”). One of the parties has conducted an extensive due diligence review of GKF’s business, but has not to date been willing to enter into a definitive purchase agreement on terms that are satisfactory to the Company. In September 2008, this party made a non-binding, conditional “proposal” to acquire the Company for $3.85 per share, a price which was subsequently lowered without explanation on December 2, 2008 to $2.30 per share. The Company believes that this proposal, which the party threatened to “publicly announce,” was primarily an attempt to coerce the Company to accept a transaction for GKF that would not be favorable to shareholders. The Company responded that it would continue to explore a sale of GKF on appropriate terms but that the Board did not consider the proposed price for the Company, which is less than net book value and only slightly in excess of cash on hand, to be adequate. In addition, the Board was unwilling to enter into a transaction that would deprive the shareholders of the future value of the non-Gamma Knife business. The parties thereafter conducted additional negotiations regarding a possible sale of the Company’s interest in GKF, but again have failed to reach a satisfactory conclusion. The Company cannot predict whether negotiations will resume or whether an agreement that is acceptable to the Company for the sale of its interest in GKF will be achieved.
Item 2.02 Results of Operations and Financial Conditions
     On March 13, 2009, the Company issued a press release announcing its financial results for the three and twelve months ended December 31, 2008. The full text of the press release is furnished as Exhibit 99.1 to this report. The Company does not intend for this exhibit to be incorporated by reference into future filings under the Securities Exchange Act of 1934.
Item 3.03 Modification to Rights of Security Holders
     As indicated in the response to Item 1.01 of this Form 8-K, the Company and American Stock Transfer & Trust Company, as Rights Agent, have executed the Amendment, which amends the Company’s Rights Agreement. The Amendment modifies certain rights of holders of the Rights issued under the Rights Agreement and registered pursuant to Section 12(b) of the Securities Exchange Act of

1934. The description of such modifications contained in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.03.
Section 9. Financial Statements and Exhibits.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
Exhibit 3.1 —	First Amendment to Rights Agreement, dated as of March 12, 2009, between American Shared Hospital Services and American Stock Transfer & Trust Company

Exhibit 99.1 —	Press release dated March 13, 2009
     The information in this report is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We disclaim any current intention to revise or update the information contained in this report, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other documents or reports with the SEC, through press releases or through other public disclosures.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Shared Hospital Services
Date: March 12, 2009	By:	/s/ Ernest A. Bates, M.D.
		Name:	Ernest A. Bates, M.D.
		Title:	Chairman and CEO